EXHIBIT 21

LIST OF SUBSIDIARIES

The direct and indirect subsidiaries of Aftermarket Technology Corp. are:

Name	Jurisdiction of Incorporation	Name Under Which Business is Conducted
Aaron’s Automotive Products, Inc.	Delaware	Aaron’s Automotive Products
ATC Custom Services, Inc.	Delaware	Not Applicable
ATC Drivetrain, Inc.	Delaware	Not Applicable
ATC Logistics & Electronics, Inc.	Delaware	ATC Logistics Autocraft Electronics Logistics Services Materials Recovery
ATC Information Services, Inc.	Delaware	ATCIS ATC Information Services
ATS Remanufacturing Corp.	Delaware	Not Applicable
Autocraft Developments Limited	England	Not Applicable
Autocraft Industries CZ s.r.o.	Czech Republic	Not Applicable
Autocraft Industries, Inc.	Delaware	Autocraft Industries
Autocraft Industries Limited	England	Not Applicable
Autocraft Remanufacturing Corp.	Delaware	Not Applicable
Automotive Developments Limited	England	Not Applicable
Aftermarket Technology (U.K.) Holding Limited	England	Not Applicable
Elbar Industrial Limited	England	Not Applicable
Elbar Industrial (Trading) Limited	England	Autocraft UK Autocraft Industries South East Lincs Engineering